Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information, contact:
LeAnn Cain, Senior Marketing & PR Manager
304-769-1138
leann.cain@bankatcity.com

City National Bank honored by J.D. Power with customer satisfaction award for third year in a row

Charleston, W.Va.  (April 30, 2020) —  City National Bank received the highest ranking in customer satisfaction in the north central region in the J.D. Power 2020 U.S. Retail Banking Satisfaction Study, claiming the top honor in its region for the third year in a row. City beat out all other banks in West Virginia, Kentucky, Ohio, Indiana and Michigan.
“There is no greater honor than being recognized by our customers, and to receive recognition on this level for the third consecutive year is just incredible,” said President & CEO Skip Hageboeck. “Our most important goal is to provide exceptional personal service, and hearing our customers are satisfied with the service they receive is the best compliment we could receive.”
Executive Vice President for Retail Craig Stilwell commended City’s employees, “This achievement is a testament to all City employees who are committed to making the overall customer experience as efficient, personal and helpful as possible. City’s true measure of success is how our customers feel about us, and we are grateful that our team’s efforts have been recognized and rewarded for the third year in a row.”
The U.S. Retail Banking Satisfaction Study, now in its 15th year, measures satisfaction in six factors: account opening; communication and advice; channel activities; convenience; problem resolution; and products and fees. Channel activities include seven sub-factors: ATM; assisted online; branch; call center; IVR; mobile; and website.
In addition to ranking highest overall in its region, City also fared best in the factors of “communication and advice,” “convenience” and “channel activities.”
The study is based on responses from more than 91,950 retail banking customers of 182 of the largest banks in the United States regarding their experiences with their retail bank.
About City National Bank
Headquartered in Charleston, W. Va., City National Bank operates more than 90 branches in West Virginia, Kentucky, Virginia and Ohio. With $5.1 billion in assets, City offers a variety of financial products and services for both consumer and business customers.